Exhibit 5.1(b)

                [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

                                  June 7, 2004

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York 10010

      Re:   Credit Suisse First Boston Mortgage Security Corp.
            Commercial/Multifamily Mortgage Pass-Through Certificates Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as special counsel to Credit Suisse First Boston Mortgage Securities Corp. (the "Registrant") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Credit Suisse First Boston Mortgage Security Corp. Commercial/Multifamily Mortgage Pass-Through Certificates (the "Certificates"), and the related filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the Certificates. A Prospectus forming a part of the Registration Statement describes the Certificates to be sold by the Registrant in one or more series (the "Prospectus"). The Certificates are issuable in series under separate pooling and servicing agreements (each such agreement, a "Pooling and Servicing Agreement") among the Registrant, a master servicer, a special servicer and/or a REMIC administrator to be identified in the prospectus supplement for each such series of Certificates.

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Registration Statement, including the Prospectus and the form of prospectus supplement constituting a part thereof, in the form filed with the Securities and Exchange Commission (the "Commission") and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below.

            We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, and, to the extent expressly referred to in this opinion letter, the

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federal laws of the United States of America. We express no opinion with respect to any series of Certificates for which we do not act as counsel to the Registrant.

            Based upon and subject to the foregoing, we are of the opinion that:

            1. When the Certificates of a series have been duly executed, authenticated, delivered and sold in accordance with the terms of the Pooling and Servicing Agreement, such Certificates will be validly issued and outstanding, fully paid and non-assessable, and entitled to the benefits provided by such Pooling and Servicing Agreement.

            2. The description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus contained in the Registration Statement accurately describes the material federal income tax consequences to holders of offered Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such heading, under existing law and subject to the qualifications and assumptions set forth therein.

            We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the Prospectus included in the Registration Statement under the headings "Legal Matters" and "Federal Income Tax Consequences". This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,


                                        /S/ Cadwalader, Wickersham & Taft LLP


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